Exhibit 99.1

Watsco Sets New Records for Sales, Operating Income,

Operating Margins, Net Income and EPS During Second Quarter

Adoption of Customer-Focused Technologies Grows as Business Transformation Continues

MIAMI, FLORIDA – (GLOBENEWSWIRE), July 25, 2018 – Watsco, Inc. (NYSE: WSO) reported record results for the quarter ended June 30, 2018.

Watsco’s record results reflect continued investment in technologies designed to revolutionize Watsco’s customer-experience and help customers grow their businesses. Most notably, the digitization of Watsco’s marketplace via e-commerce and iOS/Android-enabled apps, supported by the industry’s most complete database of product information, continues to see momentum. E-commerce sales run-rate is approaching 30% of revenues.

Second Quarter Results

Sales trends:

•	5% sales growth to a record $1.333 billion

•	6% growth in HVAC equipment (68% of sales)

•	5% growth in other HVAC products (28% of sales)

•	1% growth in commercial refrigeration products (4% of sales)

Key performance metrics:

•	16% earnings per share (EPS) growth to a record $2.40

•	22% increase in net income to a record $90 million

•	6% increase in operating income to a record $137 million

•	20 basis-point expansion in operating margins to a record 10.3%

•	3% increase in gross profit to a record $321 million (20 basis-points lower gross margin)

•	3% increase in SG&A and a 20 basis-point decline in SG&A as a percentage of sales

•	$238 million debt reduction versus a year ago

Sales trends improved during the quarter and reflect strong unit demand, improved equipment pricing and a richer sales mix of high-efficiency systems. Gross profit comparisons from 2018 to 2017 include a 70-basis point improvement in selling margins for HVAC equipment offset by a non-recurring benefit in 2017 related to sales of refrigerant products and lower vendor incentives in 2018 due to timing of purchases. SG&A reflects on-going investments in technology and additional customer-facing headcount.

Albert H. Nahmad, Watsco’s Chairman and CEO stated: “Watsco’s second quarter performance produced the highest sales and profits of any quarter in our history. Looking at the bigger picture, we have invested $90 million in technology over the last five years with a primary focus on transforming our customer experience. Early results are exciting, but the adoption at scale will take time. We have also added nearly 300 employees over the last three years to supplement talent, leadership depth and service capacity to our network. Throughout this period of unprecedented investment, Watsco produced record operating results, more than doubled its annual dividend and reduced debt by $293 million.”

Mr. Nahmad added: “Pioneering investments of this magnitude require time and patience to determine their impact and value, especially given the focus of transforming our customer experience, which has been slow to evolve for decades. We also have the opportunity to transform our business through people, process and technology to gain market share, develop more efficient processes and reduce costs. Much foundational work has occurred to enable this transformation, and we are now challenging our leadership to accelerate adoption and utilization of these innovative platforms designed to create and capture incremental value in the coming years.”

First Half Results

Sales trends:

•	5% sales growth to a record $2.259 billion

•	6% growth in HVAC equipment (67% of sales), including 7% growth in residential products

•	6% growth in other HVAC products (29% of sales)

•	Flat sales of commercial refrigeration products (4% of sales)

Key performance metrics:

•	19% earnings per share growth to a record $3.32

•	24% increase in net income to a record $124 million

•	7% increase in operating income to a record $191 million

•	20 basis-point expansion in operating margins to 8.5%

•	4% increase in gross profit to a record $552 million (20 basis-points lower gross margin)

•	4% increase in SG&A and a 10 basis-point decline in SG&A as a percentage of sales

Technology Strategy

Watsco has launched a variety of technologies and process enhancements to transform how HVAC contractor customers are served in the marketplace. Watsco believes that speed, productivity and efficiency will be ever more critical as the digital era progresses and is investing to ensure an unparalleled customer-experience among HVAC wholesale distributors. Since 2012, Watsco’s technology team has grown from approximately 60 employees to 190 employees, and the present annual run-rate for technology-related spending is approximately $24 million.

Customer adoption of Watsco’s technology platforms increased during 2018, enabling more interaction 24 hours a day to find products, place orders and obtain technical support. The customer-obsessed innovations introduced by Watsco include:

-	Mobile apps, websites and e-commerce platforms that employ the industry’s leading, data-rich repository of product information.

-	Business intelligence and data analytics to enable insightful decision-making by 600+ managers.

-	Proprietary order fulfillment software to improve speed, accuracy and convenience of the pick, pack and ship process.

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Predictive analytics-driven demand planning and inventory optimization software to improve order fill-rates, increase inventory turns, reduce real estate requirements and improve long-term productivity.

A.J. Nahmad, Watsco’s President said, “We are inspired by the progress toward adoption at scale and continue to release new iterations and solutions to market. We currently service more than 250,000 contractors and technicians across our 568 locations annually and complete over 7 million sale transactions. We have only scratched the surface of what is possible in terms of value creation and realization. What’s important is that these investments are helping our customers win, and when our customers win, we win.”

Key performance indicators related to the Company’s technology initiatives include:

E-Commerce and App Usage	Progress in 2018
E-commerce sales	36% growth in online sales
E-commerce transactions	37% increase in transactions
Current e-commerce run-rate	29% of sales versus 22% at end of 2017
Unique iOS or Android app weekly users	14% increase in weekly active users
Products (SKUs) digitized and available on-line	9% increase to over 650,000 SKUs
Line items per order on-line versus in-store	37% more line items per order

Business Intelligence (BI) Platform
Increase in internal BI users	9% increase to over 1,600 weekly-users
Average BI queries per week per user	10% increase in queries per week per user
Number of total user inquiries during the year	13% increase to 10.6 million queries

Warehouse Efficiency
Locations with Order Fulfillment (OF) software	337 locations versus 329 in December 2017
Number of orders filled with OF	1.3 million versus less than 1 million last year
Delivery truck miles tracked and analyzed	3.1 million miles versus 1.6 million last year
Locations with express pickup	157 locations versus 134 in December 2017

Dividends & Cash Flow

Watsco has paid cash dividends for over 40 consecutive years. The Company’s philosophy is to share increasing amounts of cash flow with shareholders through higher dividends while maintaining a conservative financial position. Watsco announced a 16% increase in its annual dividend rate to $5.80 per share effective April 2018. Future increases in dividends will be considered in light of investment opportunities, cash flow, general economic conditions and the Company’s overall financial condition.

The Company has targeted cash flow from operations to exceed net income in 2018. Since 2000, Watsco’s operating cash flow was approximately $2.2 billion compared to net income of approximately $2.0 billion, surpassing the Company’s stated goal of generating cash flow in excess of net income.

Tax Cuts and Jobs Act of 2017

2018 results reflect lower income tax expense as a result of the passage of the Tax Cuts and Jobs Act of 2017. The Company’s effective income tax rate (net of taxes attributable to non-controlling interest) was 21% for the first six months of 2018 versus 29% last year.

Second Quarter Earnings Conference Call Information

Date: July 25, 2018

Time: 10:00 a.m. (EDT)

Webcast: http://investors.watsco.com

Dial-in number: United States (844) 883-3908 / International (412) 317-9254

A replay of the conference call will be available on the Company’s website.

About Watsco

Watsco operates the largest distribution network for heating, air conditioning and refrigeration (HVAC/R) products with locations in the United States, Canada, Mexico and Puerto Rico, and on an export basis to Latin America and the Caribbean. Watsco estimates that over 250,000 contractors and technicians visit or call one of its 568 locations each year to get information, obtain technical support and buy products. HVAC/R products provide comfort to homes and businesses regardless of the outdoor climate. There are approximately 92 million central air conditioning and heating systems installed in the United States that have been in service more than 10 years. Older systems often operate below today’s government mandated energy efficiency and environmental standards. Watsco has an opportunity to accelerate the replacement of these systems at a scale greater than its competitors as the movement toward reducing energy consumption and its environmental impact continues. This is especially important since heating and cooling accounts for approximately half of the energy consumed in a typical U.S. home. Additional information about Watsco may be found at http://www.watsco.com.

This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in economic, business, competitive market, new housing starts and completions, capital spending in commercial construction, consumer spending and debt levels, regulatory and other factors, including, without limitation, the effects of supplier concentration, competitive conditions within Watsco’s industry, seasonal nature of sales of Watsco’s products, the ability of the Company to expand its business, insurance coverage risks and final GAAP adjustments. Forward-looking statements speak only as of the date the statement was made. Watsco assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information. Detailed information about these factors and additional important factors can be found in the documents that Watsco files with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K.

WATSCO, INC.

Condensed Consolidated Results of Operations

(In thousands, except share and per share data)

(Unaudited)

	Quarter Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Revenues	$1,332,743	$1,275,924	$2,259,320	$2,148,019
Cost of sales	1,011,977	965,646	1,707,721	1,619,185

Gross profit	320,766	310,278	551,599	528,834
Gross profit margin	24.1%	24.3%	24.4%	24.6%

SG&A expenses	186,577	180,930	365,111	350,787

Other income	3,157	—	4,795	—
Operating income	137,346	129,348	191,283	178,047
Operating margin	10.3%	10.1%	8.5%	8.3%

Interest expense, net	763	1,647	1,328	2,902

Income before income taxes	136,583	127,701	189,955	175,145
Income taxes	28,319	36,854	39,314	50,530

Net income	108,264	90,847	150,641	124,615
Less: net income attributable to non-controlling interest	18,307	17,091	26,465	24,678

Net income attributable to Watsco	$89,957	$73,756	$124,176	$99,937

Diluted earnings per share:
Net income attributable to Watsco shareholders	$89,957	$73,756	$124,176	$99,937
Less: distributed and undistributed earnings allocated to non-vested restricted common stock	7,374	6,186	10,144	8,374

Earnings allocated to Watsco shareholders	$82,583	$67,570	$114,032	$91,563

Weighted-average Common and Class B common shares and equivalent shares used to calculate diluted earnings per share	34,379,195	32,708,646	34,349,815	32,694,306
Diluted earnings per share for Common and Class B common stock	$2.40	$2.07	$3.32	$2.80

WATSCO, INC.

Condensed Consolidated Balance Sheets

(Unaudited, in thousands)

	June 30, 2018	December 31, 2017
Cash and cash equivalents	$72,000	$80,496
Accounts receivable, net	659,887	478,133
Inventories	872,902	761,314
Other current assets	16,664	17,454

Total current assets	1,621,453	1,337,397
Property and equipment, net	91,312	91,198
Goodwill, intangibles, net and other assets	612,855	618,282

Total assets	$2,325,620	$2,046,877

Accounts payable and accrued expenses	$521,204	$416,233
Current portion of long-term obligations	1,719	244

Total current liabilities	522,923	416,477
Borrowings under revolving credit agreement	141,600	21,800
Deferred income taxes and other liabilities	59,103	57,623

Total liabilities	723,626	495,900

Watsco’s shareholders’ equity	1,328,446	1,297,953
Non-controlling interest	273,548	253,024

Shareholders’ equity	1,601,994	1,550,977

Total liabilities and shareholders’ equity	$2,325,620	$2,046,877

Condensed Consolidated Statements of Cash Flows

(Unaudited, in thousands)

	Six Months Ended June 30,
	2018	2017
Cash flows from operating activities:
Net income	$150,641	$124,615
Non-cash items	18,397	21,677
Changes in working capital	(188,294)	(111,282)

Net cash (used in) provided by operating activities	(19,256)	35,010

Cash flows from investing activities:
Capital expenditures, net	(8,738)	(10,237)
Investment in unconsolidated entity	—	(63,600)

Net cash used in investing activities	(8,738)	(73,837)

Cash flows from financing activities:
Dividends on Common and Class B Common stock	(100,765)	(74,835)
Distributions to non-controlling interest	(2,178)	(6,799)
Purchase of additional ownership from non-controlling interest	—	(42,688)
Proceeds from non-controlling interest for investment in unconsolidated entity	—	12,720
Other	3,917	717
Net proceeds under revolving credit agreement	119,800	144,006

Net cash provided by financing activities	20,774	33,121

Effect of foreign exchange rate changes on cash and cash equivalents	(1,276)	730

Net decrease in cash and cash equivalents	(8,496)	(4,976)
Cash and cash equivalents at beginning of period	80,496	56,010

Cash and cash equivalents at end of period	$72,000	$51,034